Exhibit 99.1

Seagen Reports Fourth Quarter and Full Year 2021 Financial Results

-Total Revenues of $1.6 Billion in 2021, Including 38 Percent Annual Increase in Total Net Product Sales to $1.4 Billion-
-Growth Across Commercial Portfolio of Four Oncology Products-
-ADCETRIS® (brentuximab vedotin) Combination Significantly Improves Overall Survival in Newly Diagnosed Patients with Advanced Hodgkin Lymphoma-
-Multiple Key Milestones Anticipated in 2022-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — February 9, 2022 — Seagen Inc. (Nasdaq:SGEN) today reported financial results for the fourth quarter and year ended December 31, 2021. The Company also highlighted ADCETRIS® (brentuximab vedotin), PADCEV® (enfortumab vedotin-ejfv), TUKYSA® (tucatinib) and TIVDAK® (tisotumab vedotin-tftv) commercial and development accomplishments, as well as progress across its robust oncology pipeline.
“Total revenues of $1.6 billion in 2021 were driven by strong net product sales and reflect growth across our oncology brands, as well as international launches of TUKYSA and the U.S. approval and launch of TIVDAK, our fourth marketed product,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seagen. “We are working to maximize the potential of our commercial portfolio through broad clinical development programs that are intended to support label expansions. Additionally, we are advancing our deep and diverse pipeline of more than thirteen clinical-stage programs for both solid tumors and hematologic malignancies. We expect to achieve many milestones in 2022, including important clinical data readouts, global regulatory and commercial progress, and advances across our pipeline. We are well-positioned with significant financial strength and an expanded geographic footprint to continue executing upon our strategy.”

APPROVED PRODUCTS HIGHLIGHTS
ADCETRIS
•Reported ADCETRIS Combination Significantly Improves Overall Survival (OS) in Newly Diagnosed Patients with Advanced Hodgkin Lymphoma: In February 2022, the Company announced that the phase 3 ECHELON-1 clinical trial demonstrated a statistically significant improvement in OS (p=0.009) in patients with advanced Hodgkin lymphoma following treatment with ADCETRIS in combination with chemotherapy. With approximately six years median follow up, patients receiving ADCETRIS plus doxorubicin, vinblastine, and dacarbazine (A+AVD) in the frontline setting had a 41 percent reduction in the risk of death (HR 0.59; [95% CI: 0.396 to 0.879]) compared with patients receiving doxorubicin, bleomycin, vinblastine, and dacarbazine (ABVD). The safety profile of ADCETRIS was consistent with previous studies and no new safety events were observed.

•Presented Results from Frontline Combination Study in Hodgkin Lymphoma at the American Society of Hematology (ASH) Annual Meeting: In December 2021, data were presented at ASH from a phase 2 study demonstrating that frontline treatment with ADCETRIS in combination with nivolumab, doxorubicin and dacarbazine (AN+AD) showed a complete response rate of 88 percent, an overall response rate of 93 percent and a favorable safety profile in patients with stage III/IV Hodgkin lymphoma.

PADCEV
•Completed Enrollment in EV-103 Cohort K for First-Line Metastatic Urothelial Cancer (mUC): In October 2021, Seagen and Astellas completed enrollment in Cohort K of the EV-103 trial. The cohort is evaluating PADCEV in combination with KEYTRUDA and as a single agent for first-line treatment of patients with mUC who are unable to receive cisplatin-based chemotherapy. The results are expected in the second half of 2022 and, along with other data from the EV-103 trial, could potentially support registration under the FDA's accelerated approval pathway.
•Received Positive CHMP (Committee for Medicinal Products for Human Use) Opinion: In December 2021, Seagen and Astellas announced the CHMP of the European Medicines Agency (EMA) adopted a positive opinion recommending approval as monotherapy for previously treated mUC. The European Commission decision-making process has been paused for additional CHMP questions related to severe skin reactions in a French compassionate access program.
•Reporting Initial Results in Patients with Muscle-Invasive Bladder Cancer (MIBC) at the American Society of Clinical Oncology Genitourinary Cancers Symposium (ASCO GU): Initial results from Cohort H of the EV-103 trial evaluating PADCEV as neoadjuvant monotherapy in patients with MIBC who are ineligible for cisplatin-based chemotherapy will be presented at the ASCO GU meeting being held February 17-19.
TUKYSA
•Presented Updated Results from Pivotal HER2CLIMB Trial at the San Antonio Breast Cancer Symposium (SABCS): In December 2021, multiple abstracts highlighting TUKYSA were presented at SABCS. One presentation described exploratory analyses from the pivotal HER2CLIMB trial showing that patients with stable and active brain metastases treated with a TUKYSA regimen maintained a survival benefit compared to patients on the control therapy after an additional 15.6 months of follow-up.
•Completed Enrollment in MOUNTAINEER trial for Metastatic Colorectal Cancer: In September 2021, the Company completed enrollment in the phase 2 MOUNTAINEER trial of TUKYSA in combination with trastuzumab and as a single agent in patients with HER2-positive metastatic colorectal cancer following previous treatment with first- and second-line standard-of-care therapies. The results are expected in the second half of 2022 and could potentially support registration under the FDA's accelerated approval pathway.
•Initiating Phase 3 HER2CLIMB-05 Trial in the Frontline Maintenance Setting: The Company expects to treat the first patient in a phase 3 trial evaluating TUKYSA or placebo in combination with standard of care frontline trastuzumab and pertuzumab as maintenance therapy for patients with metastatic HER2-positive breast cancer in the first quarter of 2022.
TIVDAK
•Reporting Initial Results from Solid Tumor Basket Trial: Initial data from the innovaTV 207 phase 2 trial of TIVDAK in solid tumors will be presented at the Multidisciplinary Head and Neck Cancers Symposium to be held February 24-26.

PIPELINE PROGRAMS HIGHLIGHTS
•Presented Data from SEA-CD40 in Combination with Other Therapies in Metastatic Pancreatic Cancer at the American Society of Clinical Oncology Gastrointestinal Cancer Symposium (ASCO GI): In January 2022, data from a phase 1 trial of SEA-CD40 in combination with chemotherapy and an anti-PD-1 in metastatic pancreatic cancer were presented at ASCO GI, demonstrating evidence of immune activation in patients with an acceptable safety profile and encouraging antitumor activity. Follow-up for survival is ongoing and will inform future development decisions.
•Reported Data from SEA-BCMA at ASH Annual Meeting: In December 2021, the Company reported data from a phase 1 trial evaluating SEA-BCMA in relapsed or refractory multiple myeloma patients. SEA-BCMA demonstrated an encouraging early safety and efficacy profile and the Company is enrolling an expansion cohort and evaluating additional combination regimens.
•Initiated Phase 1 Trials with Novel Antibody-Drug Conjugates (ADCs): In January 2022, the Company initiated phase 1 clinical trials of two novel ADCs, SGN-PDL1V and SGN-B7H4V, for advanced solid tumors. The programs are based on promising antitumor activity demonstrated in preclinical studies.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.
CORPORATE HIGHLIGHTS
•Appointed Lee Heeson, Executive Vice President (EVP), Commercial International: In February 2022, the Company announced the appointment of Lee Heeson as EVP, Commercial International. He is responsible for the continued expansion of Seagen’s Commercial operations in Europe, Canada and the rest of the world outside the United States. Mr. Heeson succeeded Tuomo Pätsi, who retired effective February 4, 2022.
•Published Inaugural Corporate Responsibility Report: In December 2021, the Company issued its first Corporate Responsibility Report providing a comprehensive overview of environment, social, and governance priorities, achievements, and future commitments.
FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
Revenues: Total revenues in the fourth quarter and year ended December 31, 2021 were $429.9 million and $1.574 billion, respectively, compared to $601.3 million and $2.176 billion for the same periods in 2020. Collaboration revenues for the fourth quarter and full year 2020 reflected license revenue related to the agreements with Merck for ladiratuzumab vedotin and TUKYSA (see Collaboration and License Agreement Revenues section below).
Revenues were comprised of the following components:

	Three months ended December 31,			Full years ended December 31,
(dollars in millions)	2021	2020	% Change	2021	2020	% Change
Total Net Product Sales	$369.2	$294.1	26%	$1,385.6	$1,000.6	38%
ADCETRIS	176.3	163.7	8%	705.6	658.6	7%
PADCEV	92.7	69.0	34%	339.9	222.4	53%
TUKYSA	94.1	61.4	53%	334.0	119.6	179%
TIVDAK	6.1	—	N/A	6.1	—	N/A
Royalty Revenues	46.0	39.2	17%	150.5	126.8	19%
Collaboration and License Agreement Revenues	14.7	267.9	(95)%	38.3	1,048.2	(96)%
Note: Sum of product sales may not equal total net product sales due to rounding.
•Net Product Sales: The increase in net product sales for the periods in 2021 compared to the same periods in 2020 were primarily attributable to TUKYSA and PADCEV. TUKYSA growth was driven by continued penetration in its current indication in the U.S. in addition to global expansion following approval in the European Union in February 2021. PADCEV growth was driven by continued penetration in the initial indication as well as by FDA approval in July 2021 for PADCEV's use in an additional indication. ADCETRIS also generated modest growth, partially related to greater use in frontline advanced Hodgkin lymphoma. TIVDAK was approved by the FDA in September 2021.
•Royalty Revenues: Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, royalties from sales of Polivy® (polatuzumab vedotin) by Roche and Blenrep® (belantamab mafodotin) by GlaxoSmithKline, which are ADCs that use Seagen technology.
•Collaboration and License Agreement Revenues: The decrease in collaboration and license agreement revenues for 2021 compared to 2020 is the result of $250.1 million recognized in the fourth quarter of 2020 and $975.2 million recognized in the full year 2020 related to the Merck collaborations for ladiratuzumab vedotin and TUKYSA that were entered into in September 2020. The 2021 periods reflect amounts earned under the Company’s collaboration agreements.

Cost of Sales: Cost of sales in the fourth quarter were $86.7 million, compared to $61.8 million in the fourth quarter of 2020. Cost of sales were $311.6 million for the full year in 2021, compared to $217.7 million for the same period in 2020. The increases in 2021 were primarily related to the gross profit share owed to our collaboration partners which were $46.2 million and $162.0 million in the fourth quarter and full year in total, respectively, compared to $32.1 million and $104.6 million for the same periods in 2020. Cost of sales also reflect amortization of TUKYSA acquired in-process technology costs, third-party royalties owed for ADCETRIS, PADCEV and TUKYSA net product sales, and cost of products sold.
Research and Development (R&D) Expenses: R&D expenses in the fourth quarter were $304.3 million, compared to $216.2 million in the fourth quarter of 2020. R&D expenses were $1.229 billion for the full year in 2021, compared to $827.1 million in 2020. The increase in full year 2021 primarily reflected a $200 million upfront payment due under the RemeGen collaboration agreement for disitamab vedotin. Additionally, the increase in R&D expenses was attributable to continued investment in clinical development of the Company's approved drugs and to advance novel programs and technologies.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses in the fourth quarter were $210.9 million, compared to $158.4 million in the fourth quarter of 2020. SG&A expenses were $716.2 million for the full year in 2021, compared to $533.8 million for the same period in 2020. The increases in 2021 primarily reflected investments to support ongoing European TUKYSA launches and the U.S. commercial launch of TIVDAK.
Non-cash share-based compensation cost for the full year in 2021 was $173.1 million, compared to $147.2 million for the same period in 2020.
Net Income / Loss: Net loss for the fourth quarter of 2021 was $174.6 million, or $0.95 per diluted share, compared to net income of $167.1 million, or $0.90 per diluted share, for the fourth quarter of 2020. For the full year in 2021, net loss was $674.5 million, or $3.70 per diluted share, compared to net income of $613.7 million, or $3.37 per diluted share, for the year in 2020. Net loss in full year 2021 was impacted by the $200 million upfront payment owed to RemeGen. Net income for the 2020 periods were driven by the revenue recognized under the Merck collaborations.
Cash and Investments: As of December 31, 2021, Seagen had $2.2 billion in cash and investments.

2022 FINANCIAL OUTLOOK
Seagen anticipates 2022 revenues, operating expenses and other costs to be in the ranges shown in the table below.

REVENUES
Net Product Sales[1]	$1,480 million to $1,545 million
ADCETRIS	$730 million to $755 million
PADCEV	$435 million to $455 million
TUKYSA	$315 million to $335 million
Royalty revenues	$160 million to $170 million
Collaboration and license agreement revenues	$25 million to $30 million
Total revenues[1]	$1,665 million to $1,745 million
OPERATING EXPENSES AND OTHER COSTS
Cost of Sales	$380 million to $420 million
R&D expenses	$1,200 million to $1,300 million
SG&A expenses	$780 million to $860 million
Non-cash costs[2] (primarily attributable to share-based compensation)	$280 million to $310 million
1.TIVDAK sales guidance not provided and is excluded from product sales and total revenues guidance.
2.Non-cash costs include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its fourth quarter and full year 2021 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seagen website at investor.seagen.com. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international). The conference ID is 10163004. Supporting slides are available on the Seagen website at investor.seagen.com under the Investors section. A webcast replay will be archived on the Company's website investor.seagen.com, under the Investors section.
About Seagen
Seagen is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on the company’s marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2022 outlook, including anticipated 2022 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2022 and in future periods; the Company's pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, TIVDAK, ladiratuzumab vedotin, disitamab vedotin, the Company’s other product candidates and the products and product candidates of its licensees and collaborators; the potential for data from cohort K of the EV-103 trial (together with other data from the EV-103 trial) and/or the MOUNTAINEER trial to support registration under the FDA’s accelerated approval pathway; the EC decision-making process with respect to the marketing authorization application (MAA) for PADCEV, including the pause for additional CHMP questions related to severe skin reactions in a French compassionate access program; the Company’s global expansion; potential future milestone payments and royalties under the Company’s collaborations; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV, TUKYSA and TIVDAK net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the fact that the CHMP’s opinion with respect to PADCEV MAA is not binding on the EC; the possibility that PADCEV may not ultimately be approved by the EC for previously treated mUC (or otherwise) in a timely manner or at all; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; and risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and the Company's subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Seagen Contacts:

For Investors
Peggy Pinkston
Senior Vice President, Investor Relations
(425) 527-4160
ppinkston@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenues:
Net product sales	$369,182	$294,125	$1,385,566	$1,000,598
Royalty revenues	45,980	39,236	150,523	126,756
Collaboration and license agreement revenues	14,689	267,932	38,282	1,048,182
Total revenues	429,851	601,293	1,574,371	2,175,536
Costs and expenses:
Cost of sales	86,689	61,758	311,565	217,720
Research and development	304,294	216,184	1,228,672	827,129
Selling, general and administrative	210,937	158,365	716,190	533,835
Total costs and expenses	601,920	436,307	2,256,427	1,578,684
(Loss) income from operations	(172,069)	164,986	(682,056)	596,852
Investment and other (loss) income, net	(4,904)	898	6,351	18,849
(Loss) income before income taxes	(176,973)	165,884	(675,705)	615,701
(Benefit) provision for income taxes	(2,345)	(1,211)	(1,234)	2,031
Net (loss) income	$(174,628)	$167,095	$(674,471)	$613,670
Net (loss) income per share - basic	$(0.95)	$0.93	$(3.70)	$3.51
Net (loss) income per share - diluted	$(0.95)	$0.90	$(3.70)	$3.37
Shares used in computation of per share amounts - basic	183,095	179,078	182,048	174,834
Shares used in computation of per share amounts - diluted	183,095	186,040	182,048	182,287

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2021	2020
Assets
Cash, cash equivalents and investments	$2,160,036	$2,660,250
Other assets	1,559,568	1,340,656
Total assets	$3,719,604	$4,000,906
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$568,854	$388,138
Long-term liabilities	85,611	124,668
Stockholders’ equity	3,065,139	3,488,100
Total liabilities and stockholders’ equity	$3,719,604	$4,000,906